Exhibit 4.5
KIMBERLY-CLARK CORPORATION
RETIREMENT CONTRIBUTION PLAN
(Amended through January 1, 2008)

ARTICLE I
NAME, PURPOSE AND EFFECTIVE DATE OF PLAN
This Kimberly-Clark Corporation Retirement Contribution Plan (the “Plan”) has been adopted effective January 1, 1997. Its purpose is to supplement in part the retirement income which eligible Employees may be entitled to receive under the Federal Social Security Act and to encourage Eligible Employees to arrange for personal investment programs. The Plan is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to qualify as a profit-sharing plan.

ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1	Definitions. When the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise:
(a)	Affiliated Employer: An Employer and any corporation which is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes an Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code section 414(c)) with an Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code section 414(m)) which includes an Employer; and any other entity required to be aggregated with an Employer pursuant to Code section 414(o).

(b)	Base Earnings: A Participant’s Earnings up to an amount which does not exceed two-thirds (2/3) of the Taxable Wage Base for the Plan Year.

(c)	Beneficiary: The person or persons last designated on Timely Notice by a Participant, provided the named person survives the Participant. If no such person is validly designated as provided under subsection 7.5(a), or if the designated person predeceases the Participant, the Beneficiary shall be the Participant’s spouse, if living, and if not, the Participant’s estate. For purposes of Section 9.8, the Beneficiary shall be considered the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-1 Q&A-4 of the regulations.

(d)	Board: The Board of Directors of the Corporation.

(e)	Business Day: Any day on which securities are traded on the New York Stock Exchange.

(f)	Code: The Internal Revenue Code of 1986, as amended from time to time.

(g)	Committee: The committee designated to administer and regulate the Plan as provided in Article X.

(h)	Core Investment Funds: The Investment Funds of the Plan other than the Self-Directed Brokerage Account.

(i)	Corporation: Kimberly-Clark Corporation (a Delaware corporation).

(j)	Corporation Stock: The common stock of the Corporation.

(k)	Current Market Value: The fair market value on any day as determined by the Trustee in accordance with generally accepted valuation principles applied on a consistent basis.

(l)	Day of Service: An Employee shall be credited with a Day of Service for each calendar day commencing with the date on which the Employee first performs an Hour of Service until the Employee’s Severance from Service Date. If an Employee quits, is discharged, retires, or dies, and such Employee does not incur a One-Year Period of Severance, the Employee shall be credited with a Day of Service for each calendar day elapsed from the Employee’s Severance from Service Date to the date on which the Employee again completes an Hour of Service.

(m)	Distribution Calendar Year: A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under subsection 9.8(b). The required minimum distributions for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(n)	Earnings: Remuneration when paid, or would have been paid but for a Participant’s deferral election, to a Participant by an Employer for personal services rendered to the Employer (before any withholding required by law or authorized by the person to whom such remuneration is payable), including overtime, bonuses, incentive compensation, vacation pay, deducted military pay, state disability payments received, workers compensation payments received, and to the extent such deductions decrease the individual’s base pay, Before-Tax deferrals under the Kimberly-Clark Corporation Incentive Investment Plan, or any other plan maintained by an Employer and described under Section 401(k) of the Code, contributions under the Kimberly-Clark Corporation Flexible Benefits Plan or any other plan maintained by an Employer and described under Sections 125 or 132(f)(4) of the Code, but excluding any severance payments (except as provided in Section 4.3), payments made under the Kimberly-Clark Corporation Equity Participation Plans, pay in lieu of vacation, deferrals under the Kimberly-Clark Corporation Deferred Compensation Plan, compensation paid in a form other than cash (such as goods, services and, except as otherwise provided herein, contributions to employee benefit programs), services or suggestion awards, and all other special or unusual compensation of any kind.

Earnings paid to an Employee for a Plan Year in excess of $150,000 (as adjusted at the same time and in the same manner as under section 415(d) of the Code for that Plan Year) shall not be taken into account.

Notwithstanding the above, in the case of an Employee on foreign assignment, as determined by the Employer pursuant to Committee rule, Earnings shall be base salary, as determined by the Employer pursuant to Committee rule, which includes 401(k) deferrals under the Kimberly-Clark Corporation Salaried Employees Incentive Investment Plan or any other plan maintained by an

Employer and described under Section 401(k) of the Code, and contributions under the Kimberly-Clark Corporation Flexible Benefits Plan or any other plan maintained by an Employer and described under Section 125 of the Code, plus overtime, bonuses, incentive compensation and vacation pay, but shall exclude foreign service premiums, cost of living adjustments, housing payments, tax equalization payments, severance payments (except as provided in Section 4.3), compensation in a form other than cash (such as goods, services and, except as otherwise provided herein, contributions to employee benefit programs), service or suggestion awards and all other special or unusual compensation of any kind.
(o)	Eligible Employee: Any person who is in the employ of an Employer during such periods as he meets all of the following conditions:
(i)	he is an Employee on the regular payroll of an Employer, and

(ii)	he is in a Participating Unit.
For purposes of this subsection, “on the regular payroll of an Employer” shall mean paid through the payroll department of such Employer, and shall exclude employees classified by an Employer as intermittent or temporary, and persons classified by an Employer as independent contractors, regardless of how such Employees may be classified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court.

Any leased employee (as defined in Code section 414(n)) shall not be considered an Eligible Employee under the Plan. In addition, a person who formerly was an Eligible Employee shall be treated as an Eligible Employee for all purposes hereunder during such periods as he meets all of the following conditions:
(i)	he is an Employee on the regular payroll of an Employer, and

(ii)	he is on temporary assignment to provide services for a corporation, hereinafter referred to as the “Affiliate,” which is a member of a controlled group of corporations, within the meaning of Code section 414(b) as modified by Code section 415(h), of which the Corporation is a member, and which is not an Employer hereunder.
For purposes of the preceding sentence, a person shall be considered on temporary assignment only if his period of service for an Affiliate is expected to be of brief duration not to exceed 2 years and if he is expected to resume services for an Employer upon the expiration of the temporary assignment with the Affiliate. A person shall also be considered on temporary assignment at other Employers or in other classifications or from another Employer or classification only if his period of service in such assignment is expected to be of brief duration not to exceed 2 years and if he is expected to resume services in his regular assignment upon the expiration of such assignment.
(p)	Employee: A person employed by an Employer.

(q)	Employer: The Corporation and each Subsidiary which the Committee shall from time to time designate as an Employer for purposes of the Plan and which shall adopt the Plan and the Trust. A list of Employers is set forth in Appendix A.
(r)	Equity Company: Any corporation, which is not the Corporation or a Subsidiary, 33-1/3% or more of the voting shares of which are owned directly or indirectly by the Corporation.

(s)	ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

(t)	Excess Earnings: A Participant’s Earnings in excess of the Participant’s Base Earnings.

(u)	Highly Compensated Eligible Employee: An Eligible Employee who is described in Code section 414(q) and applicable regulations thereunder. An Employee who is described in Code section 414(q) and applicable regulations thereunder generally means an Employee who performed services for the Employer or an Affiliated Employer during the “Determination Year” and is in one or more of the following groups:
(i)	Employees who at any time during the “Determination Year” or “Look-Back Year” were “Five Percent Owners” of the Employer or an Affiliated Employer. “Five Percent Owner” means any person who owns (or is considered owning within the meaning of Code Section 318) more than five percent of the outstanding stock of the Employer or stock possessing more than five percent of the total combined voting power of all stock of the Employer or, in the case of an unincorporated business, any person who owns more than five percent of the capital or profits interest in the Employer. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code sections 414(b), (c), (m) and (o) shall be treated as separate employers; or

(ii)	Employees who received “Compensation” during the “Look-Back Year” from the Employer or an Affiliated Employer in excess of $80,000, adjusted for changes in the cost of living as provided in Code section 415(d) and, if the Employer elects, were in the “Top Paid Group” of Employees for the Plan Year. “Top Paid Group” means the top 20 percent of Employees, excluding those Employees described in Code section 414(q)(8) and applicable regulations, who performed services during the applicable Year, ranked according to the amount of “Compensation” received from the Employer during such Year.
The “Determination Year” shall be the Plan Year for which testing is being performed, and the “Look-Back Year” shall be the immediately preceding 12 month period.

An Employer may make a uniform election with respect to all plans of the Employer to apply a calendar year calculation, as permitted by regulations under Code section 414(q).

For purposes of this subsection, “Compensation” shall mean compensation as defined in subsection 5.1(d), including elective salary reduction contributions made under this Plan or another cash or deferred arrangement or pursuant to Code section 125.
(v)	Hours of Service: Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by an Employer for the performance of duties and for reasons other than the performance of duties during the applicable computation period. An Hour of Service shall also include each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer. Hours of Service shall be credited to the Employee for the computation period or periods in which the duties are performed or for the period to which the award or agreement pertains, whichever is applicable. Credit for Hours of Service shall be given for periods of absence spent in military service to the extent required by law. Credit for Hours of Service may also be given for such other periods of absence of whatever kind or nature as shall be determined under uniform rules of the Committee. Employment with a company which was not, at the time of such employment, an Employer shall be considered as the performance of duties for an Employer if such employment was continuous until such company was acquired by, merged with, or consolidated with an Employer and such employment continued with an Employer following such acquisition, merger or consolidation. Employment with a Subsidiary that is not an Employer or with an Equity Company shall be considered as performance of duties for an Employer.

Hours of Service shall be calculated and credited in a manner consistent with U.S. Department of Labor regulation Section 2530.200b-2(b) and (c), and shall in no event exclude any hours required to be credited under U.S. Department of Labor regulation Section 2530.200b-2(a).

For any period or periods for which adequate records are not available to accurately determine the Employee‘s Hours of Service, the following equivalency shall be used:

190 Hours of Service for each month for which such Employee would otherwise receive credit for at least one Hour of Service.

Solely for purposes of determining whether an Employee has incurred a One-Year Period of Severance, an Employee who is absent from work:
(i)	by reason of the pregnancy of the Employee;

(ii)	by reason of the birth of a child of the Employee;

(iii)	by reason of a placement of a child with the Employee in connection with the adoption of such child by the Employee; or

(iv)	for purpose of caring for such child for a period beginning immediately following such birth or placement, shall be credited with certain Hours of Service which would otherwise have been credited to the Employee if not for such absence. The Hours of Service credited hereunder by reason of such absence shall be credited with respect to the Plan Year in which such absence begins, if such credit is necessary to prevent the Employee from incurring a one-year break-in-service in such Plan Year, and otherwise with respect to the Plan Year immediately following the Plan Year in which such absence begins. In addition, the Hours of Service credited with respect to such absence shall not exceed 501, and shall be credited only to the extent that the Employee substantiates to the satisfaction of the Committee that the Employee‘s absence, and the length thereof, was for the reasons described in paragraphs (i)-(iv) above. Notwithstanding the foregoing, no Hours of Service shall be credited pursuant to the three immediately preceding sentences with respect to any absence which commences before April 1, 1985.
(w)	Investment Fund: The Self-Directed Brokerage Account and/or an unsegregated fund of the Plan including the K-C Stock Fund and the Target Date Funds and such other funds as the Named Fiduciary may establish. An Investment Fund, pending investment in accordance with the Investment Fund purpose, may be invested in short-term securities of the United States of America or in other investments of a short-term nature.

(x)	K-C Stock Fund: An unsegregated Investment Fund to be invested in Corporation Stock, which, pending such investment, may be invested in short-term securities issued or guaranteed by the United States of America or in other investments of a short-term nature.

(y)	KCTC: A term used to reflect certain units of the Corporation which were formerly part of Kimberly-Clark Tissue Company prior to its liquidation and dissolution as a wholly-owned subsidiary of the Corporation.

(z)	Life Expectancy: Life Expectancy as computed by the use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

(aa)	Lump Sum Distribution: A single distribution of the entire amount of a Participant’s Retirement Account.

(bb)	Named Fiduciary: The Committee, as defined in Article X of the Plan, (the members of which are designated by the Chief Human Resources Officer of the Corporation) shall be the Named Fiduciary of the Plan as defined in ERISA.

(cc)	Normal Retirement Age: The date an Eligible Employee becomes age 65.

(dd)	One-Year Period of Severance: The applicable computation period of 12 consecutive months following an Employee’s Severance from Service Date during which an Employee fails to accrue a Day of Service. Years of Service and

One-Year Periods of Severance shall be measured on the same computation period.
An Employee shall not be deemed to have incurred a One-Year Period of Severance if he completes an Hour of Service within 12 months following his Severance from Service Date.
(ee)	Partial Distribution: A distribution of a portion of a Participant’s Retirement Account.

(ff)	Participant: An Eligible Employee who is eligible to receive a Retirement Contribution pursuant to Article IV. He remains a Participant until his Retirement Account has been distributed pursuant to the Plan.

(gg)	Participating Unit: A specific classification of Employees of an Employer designated from time to time by the Committee as participating in this Plan. The classifications so designated and effective dates of participation of are shown in Appendix A.

(hh)	Plan Year: A twelve calendar month period beginning January 1 and ending the following December 31.

(ii)	Required Beginning Date: The date specified in subsection 9.8(a)(ii) of the Plan.

(jj)	Retirement Account: The account under the Plan to be maintained for each Participant as provided in Section 4.7.

(kk)	Retirement Contributions: Employer contributions made pursuant to Article IV of the Plan.

(ll)	Self-Directed Brokerage Account: An Investment Fund in which Participants may direct their investments in certain mutual funds or individual securities through a brokerage account pursuant to such limitations and procedures as may be approved by the Committee as it deems appropriate.

(mm)	Service: Regular employment with the Corporation, a Subsidiary or an Equity Company, including the limited service of a KCTC Employee receiving payments under the Scott Paper Company Termination Pay Plan for Salaried Employees. For all purposes under the Plan, Service shall include service with KCTC and Scott Paper Company. Service for eligible Employees at Kimberly-Clark Technical Paper, Inc. shall include service with CPM, Inc. prior to May 16, 1995. Service for eligible Employees at Durafab, Inc. (“Durafab”) shall include service with Durafab from the later of date of hire at Durafab or September 29, 1989. Service for eligible Employees at Tecnol Medical Products, Inc. (“Tecnol”) shall include service with Tecnol prior to December 18, 1997. Service for eligible Employees at Ballard Medical Products, Inc. (“Ballard”) shall include service with Ballard prior to September 23, 1999. Service for eligible Safeskin Transferees shall include services with Safeskin Corporation prior to January 1, 2001.

(nn)	Severance from Service Date: The earlier of:

(i)	the date an Employee quits, is discharged, retires or dies, or

(ii)	the first anniversary of the date an Employee is absent from Service for any reason other than a quit, discharge, retirement, or death (e.g., disability, leave of absence, or layoff, etc.)
(oo)	Subsidiary: Any corporation, 50% or more of the voting shares of which are owned directly or indirectly by the Corporation, which is incorporated under the laws of one of the States of the United States.

(pp)	Target Date Funds: An Investment Fund consisting of various target retirement date funds managed by an investment manager, each of which target a different target retirement/maturity date and are designed to provide varying degrees of long-term appreciation and capital preservation through a mix of equity and fixed income expenses based on the target retirement/maturity date.

(qq)	Taxable Wage Base: With respect to any Plan Year, the maximum amount of Compensation which may be considered wages for old-age, survivors and disability insurance purposes under Section 230 of the Social Security Act as in effect on the first day of the Plan Year.

(rr)	Terminated Participant: A Participant who has terminated his employment with an Employer prior to January 1, 1998 (i) with the aggregate value of the Participant’s Retirement Account exceeding $3,500, or (ii) a Participant who has terminated employment with his Employer on or after January 1, 1998 and before March 28, 2005, with the aggregate value of the Participant’s Accounts exceeding $5,000, and who has not elected to receive a distribution under the Plan, or (iii) a Participant who has terminated employment with his Employer on or after March 28, 2005 with the aggregate value of the Participant’s Accounts exceeding $1,000 or a Participant who has previously terminated employment with his Employer prior to March 28, 2005 and on March 28, 2005 had an aggregate value of the Participant’s Accounts exceeding $1,000, and who has not elected to receive a distribution under the Plan.

(ss)	Timely Notice: A notice (i) in writing on forms, (ii) by electronic medium, or (iii) by voice transmission, as prescribed by the Committee and made at such places and at such times as shall be established by Committee rules.

(tt)	Trust: The Kimberly-Clark Corporation Defined Contribution Plans Trust pursuant to the trust agreement provided for in Article VI.

(uu)	Trustee: The trustee under the Trust.

(vv)	Valuation Date: Each Business Day for which the Current Market Value of a Participant’s Retirement Account is determined for purposes of this Plan.

(ww)	Year of Service: An Employee shall accrue a Year of Service for each 365 Days of Service. If the total of an Employee’s Service exceeds his whole Years of Service, then such Employee shall be credited with an additional fraction of a

Year of Service, the numerator of which shall be the total number of his Days of Service represented by such excess and the denominator of which shall be 365. If the total of an Employee’s Service is less than one Year of Service, then such Employee shall be credited with a fraction of a Year of Service, the numerator of which shall be the total number of his Days of Service and the denominator of which shall be 365.
2.2	Construction. Where appearing in the Plan, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III
PARTICIPATION
3.1	Effective Dates of Participation.
(a)	Each Eligible Employee who (i) has at least one Hour of Service on December 31, 1996 and is an active Eligible Employee on January 1, 1997; and (ii) is a participant who is eligible to be credited with additional Years of Benefit Service as defined in the Kimberly-Clark Corporation Salaried Employees’ Retirement Plan or Kimberly-Clark Corporation Hourly Employees’ Standard Retirement Plan as of January 1, 1997, shall have the opportunity to make a one-time election on or before June 30, 1997 to become a Participant in the Plan, and such Eligible Employee who affirmatively elects shall become a Participant in the Plan effective as of July 1, 1997.

Notwithstanding the foregoing, an Eligible Employee who is eligible to elect, and who does not affirmatively elect to become a Participant in the Plan, or who affirmatively elects not to become a Participant in the Plan, shall remain a participant in the Kimberly-Clark Corporation Salaried Employees’ Retirement Plan or Kimberly-Clark Corporation Hourly Employees’ Standard Retirement Plan, as applicable, in accordance with the terms thereof, and no Retirement Contributions shall be made for such Employee.

(b)	An Eligible Employee who is an active Employee of KCTC in a Participating Unit as of December 31, 1996 and who has an Hour of Service hereunder on January 1, 1997 and, as of January 1, 1997, is not receiving termination payments under the Scott Paper Company Termination Pay Plan for Salaried Employees nor on a transition assignment and expected to receive termination payments under the Scott Paper Company Termination Pay Plan for Salaried Employees, shall become a Participant in the Plan as of January 1, 1997, and such Eligible Employee’s investment elections in effect under the Kimberly-Clark Tissue Company Investment Plan for Salaried Employees or Kimberly-Clark Tissue Company Investment Plan for Hourly Employees (the “KCTC Investment Plans”), as applicable, shall remain in effect hereunder; provided, however that an Employee of KCTC who is not actively employed on January 1, 1997 in a Participating Unit shall become a participant in the Plan upon his return to active employment, and his investment elections in effect under the applicable KCTC Investment Plan shall remain in effect hereunder.

(c)	An hourly organized Eligible Employee at Mobile who (i) has at least one Hour of Service on September 1, 1997 and is an active Eligible Employee on January 1, 1998; and (ii) is a participant, or who will be a participant upon meeting the one-year eligibility requirement, eligible to be credited with additional years of Credited Employment under the Kimberly-Clark Tissue Company Pension Plan for Hourly Employees (Non-Contributory), shall have the opportunity to make a one-time election on or before December 31, 1997 to become a Participant in the

Plan, and such Eligible Employee who affirmatively elects shall become a Participant in the Plan effective January 1, 1998.
An hourly organized Eligible Employee at Mobile who (i) is hired after September 1, 1997 and prior to January 1, 2000; (ii) has at least one Hour of Service on December 31, 1999 and is an active Eligible Employee on January 1, 2000; and (ii) is a participant, or who will be a participant upon meeting the one-year eligibility requirement, eligible to be credited with additional years of Credited Employment under the Kimberly-Clark Tissue Company Pension Plan for Hourly Employees (Non-Contributory), shall have the opportunity to make a one-time election on or before December 31, 1999 to become a Participant in the Plan, and such Eligible Employee who affirmatively elects shall become a Participant in the Plan effective January 1, 2000.

Notwithstanding the foregoing, an Eligible Employee who is eligible to elect, and who does not affirmatively elect to become a Participant in the Plan, or who affirmatively elects not to become a Participant in the Plan, shall remain a participant in the Kimberly-Clark Tissue Company Pension Plan for Hourly Employees (Non-Contributory) in accordance with the terms thereof, and no Retirement Contributions shall be made for such Employee.
(d)	An hourly organized Eligible Employee at Fullerton who (i) has at least one Hour of Service on December 31, 1998 and is an active Eligible Employee on January 1, 1999; and (ii) is a participant who is eligible to be credited with additional Years of Benefit Service as defined in Kimberly-Clark Corporation Hourly Employees’ Standard Retirement Plan as of January 1, 1999, shall have the opportunity to make a one-time election on or before December 31, 1998 to become a Participant in the Plan, and such Eligible Employee who affirmatively elects shall become a Participant in the Plan effective January 1, 1999.

Notwithstanding the foregoing, an Eligible Employee who is eligible to elect, and who does not affirmatively elect to become a Participant in the Plan, or who affirmatively elects not to become a Participant in the Plan, shall remain a participant in the Kimberly-Clark Corporation Hourly Employees’ Standard Retirement Plan in accordance with the terms thereof, and no Retirement Contributions shall be made for such Employee.

(e)	An hourly organized Eligible Employee at Chester who (i) has at least one Hour of Service on September 5, 1998 and is an active Eligible Employee on January 1, 1999, or is on layoff with recall rights pursuant to the terms of the collective bargaining agreement or on temporary disability leave on September 5, 1998 and remains as such on January 1, 1999; and (ii) is a participant, or who will be a participant upon meeting the one-year eligibility requirement, eligible to be credited with additional years of Credited Employment under the Kimberly-Clark Tissue Company Pension Plan for Hourly Employees, shall have the opportunity to make a one-time election on or before December 31, 1998 to become a Participant in the Plan, and such Eligible Employee who affirmatively elects shall become a Participant in the Plan effective January 1, 1999.

Notwithstanding the foregoing, an Eligible Employee who is eligible to elect, and who does not affirmatively elect to become a Participant in the Plan, or who affirmatively elects not to become a Participant in the Plan, shall remain a participant in the Kimberly-Clark Tissue Company Pension Plan for Hourly Employees in accordance with the terms thereof, and no Retirement Contributions shall be made for such Employee.
(f)	Each Eligible Employee who commences employment with a Participating Unit (other than Mobile hourly organized) on or after the effective date for the Participating Unit shown in Appendix A, or returns to work with a Participating Unit (other than Mobile hourly organized) on or after the effective date for the Participating Unit shown in Appendix A, shall become a Participant in the Plan on his employment or reemployment date, as applicable.

Each hourly organized Eligible Employee who commences employment at Mobile on or after January 1, 2000, or returns to work at Mobile on or after January 1, 2000, shall become a Participant in the Plan on his employment or reemployment date, as applicable.
(g)	Notwithstanding the foregoing, an Eligible Employee who (i) had an Hour of Service with Kimberly-Clark Inc. or Kimberly-Clark Forest Products, Inc. on or after December 31, 1996 and (ii) commences employment with a Participating Unit on or after January 1, 1997 and prior to May 1, 1997, shall not participate in the Plan after May 31, 1997, and shall not have the opportunity to make a one-time election to become a Participant in the Plan as provided in subsection 3.1(a) above.

(h)	Notwithstanding the foregoing, an hourly organized Eligible Employee at the Everett Mill, Marinette Mill or either the Kimtech Machinists Unit or the Kimtech Machinery Installation Unit who (i) has at least one Hour of Service on December 31, 2000 and is an active Eligible Employee on January 1, 2001; and (ii) is a participant who is eligible to be credited with additional “Years of Benefit Service” as defined in KC Hourly Schedule of the Kimberly-Clark Corporation Pension Plan, or “Credited Employment” as defined in the KCTC Hourly Schedule or KCTC Hourly (Non-Contributory) Schedule of the Kimberly-Clark Corporation Pension Plan, as of January 1, 2001, shall have the opportunity to make a one-time election on or before December 31, 2000 to become a Participant in the Plan, and such Eligible Employee who affirmatively elects shall become a Participant in the Plan effective January 1, 2001.

Notwithstanding the foregoing, an Eligible Employee who is eligible to elect, and who does not affirmatively elect to become a Participant in the Plan, or who affirmatively elects not to become a Participant in the Plan, shall remain a participant in the Kimberly-Clark Corporation Pension Plan in accordance with the terms thereof, and no Retirement Contributions shall be made for such Employee.

3.2	Transfer To and From Participating Units
(a)	An Eligible Employee who transfers out of a Participating Unit shall cease to be a Participant in the Plan as of the date on which he transfers out of such Participating Unit.

(b)	An Eligible Employee who transfers into a Participating Unit shall become a Participant in the Plan as of the date on which he transfers into such Participating Unit.
3.3	Nonduplication of Accruals for Participation in Other Plans

Notwithstanding any other provision of the Plan, no Retirement Contributions shall be made for an Employee during any period in which such Employee is eligible to receive years of Benefit Service under the Kimberly-Clark Corporation Salaried Employees’ Retirement Plan or the Kimberly-Clark Corporation Hourly Employees’ Standard Retirement Plan, or Credited Employment under the Kimberly-Clark Tissue Company Pension Plan for Salaried Employees, the Kimberly-Clark Tissue Company Pension Plan for Hourly Employees or the Kimberly-Clark Tissue Company Pension Plan for Hourly Employees (Non-Contributory).

ARTICLE IV
RETIREMENT CONTRIBUTIONS
4.1	Retirement Contributions. Each Eligible Employee who is a Participant under Article III of the Plan shall be allocated Retirement Contributions as provided in Section 4.3.

Notwithstanding any provision of the Plan to the contrary, Retirement Contributions and Service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.
4.2	Limited Service and Leave of Absence. All Participants who are actively employed and receiving Earnings, or who are entitled to receive benefits under the Scott Paper Company Termination Pay Plan for Salaried Employees commencing after January 1, 1997, are entitled to be allocated Retirement Contributions. Participants who are not actively employed due to a paid leave of absence shall be allocated Retirement Contributions made during such period of absence. Retirement Contributions on behalf of a Participant shall cease upon commencement of his unpaid leave of absence, and such Retirement Contributions shall resume upon the termination of such leave.
4.3	Amount of Retirement Contribution. Subject to the limitations set forth in Article V:
(a)	For each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each Participant eligible for an allocation as determined below. The Retirement Contribution for any Plan Year shall be sufficient to credit each such Participant’s Retirement Account with an amount equal to the percentage in Column A of Base Earnings plus the percentage in Column B of Excess Earnings, based on the Participant’s age as of the last day of the Plan Year:

	Column A	Column B
	Contribution Percentage	Contribution Percentage
Age Range	of Base Earnings	of Excess Earnings
Under 25	3.50%	5.75%
25-29	3.75%	6.00%
30-34	4.00%	6.25%
35-39	4.25%	6.50%
40-44	4.50%	6.75%
45-49	5.25%	7.50%
50-54	6.00%	8.25%
55 and over	6.50%	8.75%
(b)	Notwithstanding the foregoing, for each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each eligible (i) hourly Participant at Durafab, Inc., (ii) hourly organized Participant at Mobile, Chester, and Marinette, and (iii) hourly Participant at Ballard Medical Products eligible for an allocation as determined below.

Age Range	Contribution Percentage of Eligible Earnings
Under 25	2.05%
25-29	2.20%
30-34	2.35%
35-39	2.45%
40-44	2.60%
45-49	3.05%
50-54	3.50%
55 and over	3.80%
(c)	Notwithstanding the foregoing, for each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each eligible hourly organized Participant at Everett eligible for an allocation as determined below.

Age Range	Contribution Percentage of Eligible Earnings
Under 25	2.20%
25-29	2.35%
30-34	2.50%
35-39	2.65%
40-44	2.80%
45-49	3.25%
50-54	3.75%
55 and over	4.05%
(d)	Notwithstanding the foregoing, for each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each eligible nonexempt salaried Participant at Avent, Inc. and each eligible hourly Participant at Avent Ft. Worth eligible for an allocation as determined below.

Age Range	Contribution Percentage of Eligible Earnings
Under 25	1.05%
25-29	1.15%
30-34	1.25%
35-39	1.30%
40-44	1.40%
45-49	1.60%
50-54	1.85%
55 and over	2.00%
(e)	Notwithstanding the foregoing, for each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each eligible hourly organized Participant at Mobile eligible for an allocation as determined below, effective as of June 1, 2003.

Contributions to the Plan allocated to the Retirement Account of each eligible hourly organized Participant at Mobile made prior to June 1, 2003 shall be made pursuant to subsection 4.3(b) herein.

Age Range	Contribution Percentage of Eligible Earnings
Under 25	2.75%
25-29	2.95%
30-34	3.15%
35-39	3.30%
40-44	3.50%
45-49	4.10%
50-54	4.70%
55 and over	5.10%
(f)	Notwithstanding the foregoing, for each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each eligible hourly organized Participant at Chester eligible for an allocation as determined below, effective as of April 1, 2004. Contributions to the Plan allocated to the Retirement Account of each eligible hourly organized Participant at Chester made prior to April 1, 2004 shall be made pursuant to subsection 4.3(b) herein.

Age Range	Contribution Percentage of Eligible Earnings
Under 25	2.45%
25-29	2.65%
30-34	2.80%
35-39	2.95%
40-44	3.10%
45-49	3.65%
50-54	4.20%
55 and over	4.55%
(g)	Notwithstanding the foregoing, for each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each eligible hourly organized Participant at Marinette eligible for an allocation as determined below, effective as of May 1, 2004. Contributions to the Plan allocated to the Retirement Account of each eligible hourly organized Participant at Marinette made prior to May 1, 2004 shall be made pursuant to subsection 4.3(b) herein

Age Range	Contribution Percentage of Eligible Earnings
Under 25	2.65%
25-29	2.80%
30-34	3.00%
35-39	3.15%

Age Range	Contribution Percentage of Eligible Earnings
40-44	3.35%
45-49	3.90%
50-54	4.50%
55 and over	4.85%
(h)	Notwithstanding the foregoing, for each Plan Year, the Employer shall pay or cause to be paid to the Trustee, contributions to the Plan that shall be allocated to the Retirement Account of each eligible hourly organized Participant at Everett eligible for an allocation as determined below, effective beginning with the February 2006 Retirement Contribution for the January 2006 eligible Earnings. Contributions to the Plan allocated to the Retirement Account of each eligible hourly organized Participant at Everett made prior to such date shall be made pursuant to subsection 4.3(c) herein

Age Range	Contribution Percentage of Eligible Earnings
Under 25	2.95%
25-29	3.15%
30-34	3.35%
35-39	3.55%
40-44	3.75%
45-49	4.35%
50-54	5.00%
55 and over	5.40%
4.4	Contributions by Participants. Participants shall not make contributions under this Plan. The amount of any Participant contribution under this Plan which is determined to have been erroneously made, as adjusted for income, gain and loss of the Trust for the time such contribution was retained under the Plan, shall be repaid as soon as practicable after such determination to such Participant if living; otherwise, as may be required by law.

4.5	Temporary Suspension of Retirement Contributions. The Board may order the suspension of all Retirement Contributions if, in its opinion, the Corporation’s consolidated net income after taxes for the last fiscal year is substantially below the Corporation’s consolidated net income after taxes for the immediately preceding fiscal year. Any such determination by the Board shall be communicated to all Eligible Employees and to all Participants reasonably in advance of the first date for which such temporary suspension is ordered.

4.6	Allocations to Retirement Accounts. Retirement Contributions made pursuant to Section 4.3 shall be allocated to the Retirement Account of each Participant as soon as administratively possible following payment to the Trust.

A Participant may not allocate initial Retirement Contributions to the K-C Stock Fund, except as a transfer or reallocation under Section 7.3.

4.7	Valuation. Each Investment Fund and each Retirement Account shall be valued by the Trustee on each Valuation Date:

(a)	by determining the Current Market Value, as of the Valuation Date, of all securities and property which are then held in the Trust,

(b)	by adding thereto the amount of any uninvested cash and accrued income, or subtracting any losses incurred as of the Valuation Date, and

(c)	by subtracting any fees and expenses described in Article VI.
All amounts to be distributed pursuant to the provisions of Article IX hereof as of the relevant Valuation Date shall be taken into account in valuing the Investment Funds and each Retirement Account pursuant to the provisions of this Section 4.7.

For purposes of Section 4.7, the Participant’s account balance shall refer to the account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated for forfeitures allocated to the account balance as of the dates in the valuation calendar year after the Valuation Date, and decreased by distributions made in the valuation calendar year after the Valuation Date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.
4.8	Payment of Contributions to Trustee. Amounts representing Retirement Contributions shall, not less frequently than monthly, be paid into the Trust.

4.9	Deductibility Requirement. All Retirement Contributions under the Plan are conditioned upon the deductibility of such Retirement Contributions under Section 404 of the Code and to the extent the deduction is disallowed, shall be returned to the Employer within one year after the disallowance of the deduction. Earnings attributable to such Retirement Contributions shall not be returned to the Employer but losses attributable thereto shall reduce the amount to be so returned. For purposes of this Section 4.10, Retirement Contributions which are not deductible in the current taxable year of the Employer but which may be deducted in taxable years subsequent to the year in respect of which it is made, shall not be considered to be disallowed.

4.10	Mistaken Contributions. If Retirement Contributions are made by reason of a mistake of fact, such Retirement Contributions shall be returned to the Employer within one year after such Retirement Contributions are made. The amount which may be returned to the Employer shall not exceed the excess of (i) the amount contributed, over (ii) the amount that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction. Earnings attributable to the excess Retirement Contributions shall not be returned to the Employer but losses attributable thereto shall reduce the amount to be so returned.

4.11	General Limitation. Notwithstanding any other provision of this Article IV, no Retirement Contribution shall be made to the Plan which would cause the Plan to fail to meet the requirements for exemption from tax or to violate any provisions of the Code.

ARTICLE V
LIMITATIONS ON BENEFITS
5.1	Limitations on Benefits. Anything to the contrary herein notwithstanding, no Retirement Contribution hereunder shall be made which will violate the limitations set forth below:
(a)	The Annual Addition to a Participant’s Retirement Account (as such term is defined below) in any Plan Year either solely under the Plan or under an aggregation of the Plan with all other qualified defined contribution plans of the Employer may not exceed the lesser of (i) $40,000, as adjusted for increases in the cost of living under Code section 415(d), or (ii) one hundred percent (100%) of the Employee’s total Compensation, within the meaning of Code section 415(c)(3), for the Plan Year.

(b)	For purposes of this Section 5.1, the term “Annual Addition” as applied to each Participant shall mean the sum of the following amounts allocated to the Participant’s Retirement Account under the Plan or any other qualified defined contribution plan or qualified defined benefit plan of the Employer or any Affiliated Employer: (1) matching employer contributions, Retirement Contributions and pre-tax contributions (excluding any previously distributed pre-tax contributions) and any other employer contributions; (2) forfeitures; and (3) and any other employee contributions. Amounts described in Section 415(l) and 419A(d)(2) of the Code contributed for any Plan Year for the benefit of the Participant shall be treated as an Annual Addition to the extent provided in such Sections. If a Participant’s Retirement Contributions under this Plan are to be reduced as a result of this Section 5.1, such reduction shall be effected by first reducing the Participant’s Retirement Contributions under this Plan, and second, to the extent necessary, by reducing any contributions under any other qualified defined contribution plan of the Employer or any Affiliated Employer.

(c)	For purposes of this Section, “Compensation”:
(i)	includes amounts actually paid or made available to a Participant (regardless of whether he was such during the entire Plan Year);
(A)	as wages, salaries, fees for professional service, and other amounts received for personal services actually rendered in the course of employment with the Employer or Affiliated Employer including but not limited to commissions, compensation for services on the basis of a percentage of profits and bonuses;

(B)	for purposes of (c) above, earned income from sources outside the United States (as defined in Code section 911(b)); whether or not excludable from gross income under Code section 911 or deductible under Code section 913;

(C)	amounts described in Code sections 104(a)(3), 105(a) and 105(h) but only to the extent that these amounts are includable in the gross income of the Participant;

(D)	amounts paid or reimbursed by the Employer or Affiliated Employer for moving expenses incurred by the Participant, but only to the extent that these amounts are not deductible by the Participant under Code section 217;

(E)	value of a nonqualified stock option granted to the Participant, but only to the extent that the value of the option is includable in the gross income of the Participant in the taxable year in which granted;

(F)	the amount includable in the gross income of a Participant upon making the election described in Code section 83(b).
(ii)	excludes -
(A)	amounts contributed by an Employer or Affiliated Employer on behalf of Participants under a cash or deferred arrangement and any amount which is contributed or deferred by the Employer or Affiliated Employer at the election of the Employee under Section 125 of the Code; provided, however that for Plan Years beginning after December 31, 1997, such amounts shall be included as “Compensation” with respect to such Plan Year.

(B)	contributions made by the Employer or Affiliated Employer to a plan of deferred compensation to the extent that, before the application of the Code section 415 limitations to that plan, the contributions are not includable in the gross income of the Participant for the taxable year in which contributed and any distributions from a plan of deferred compensation, regardless of whether such amounts are includable in the gross income of the Participant when distributed; provided however, any amounts received by a Participant pursuant to an unfunded nonqualified plan shall be considered as Compensation in the year such amounts are includable in the gross income of the Participant;

(C)	amounts realized from the exercise of a nonqualified stock option, or recognized when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture pursuant to Code section 83 and the regulations thereunder;

(D)	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

(E)	other amounts which receive special tax benefits such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Participant); and

(F)	Compensation in excess of the limit set forth in Section 12.10.

In lieu of the above definition of “Compensation,” the following alternative definitions of “Compensation” in (i) or (ii) below may be applied with respect to a Plan Year as determined by the Committee in its discretion:
(i)	Wages within the meaning of Section 3401(a) of the Code and all other payments of compensation to an Employee by his Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Section 6041(d), 6051(a)(3), and 6052 of the Code, but excluding amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under Section 217 of the Code, and determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed.

(ii)	Wages within the meaning of Section 3401(a) of the Code (for purposes of income tax withholding at the source) of the Participant but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed.
For Plan Years beginning after December 31, 2000, “Compensation” hereunder includes amounts contributed or deferred by the Employer on behalf of the Employee under Sections 125, 132(f)(4) or 401(k) of the Code.
5.2	Aggregation of Plans. For purposes of Section 5.2, this Plan shall be aggregated and treated as a single plan with other plans maintained by the Employer or any Affiliated Employer to the extent that this Plan is aggregated with any other plan for purposes of satisfying Section 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code).

ARTICLE VI
TRUSTEE, TRUST AGREEMENT AND PLAN EXPENSES
6.1	Trust Agreement.
(a)	The Corporation shall enter into a trust agreement with a person or corporation selected by the Committee to act as Trustee of Retirement Contributions. The Trustee shall receive all Retirement Contributions and shall hold, manage, administer, and invest the same, reinvest any income, and, in accordance with instructions and directions of the Committee subject to the Plan, make distributions.

(b)	The trust agreement shall be in such form and contain such provisions as the Committee may deem necessary and appropriate to effectuate the purposes of the Plan and to qualify the Plan and the Trust under the Code. Upon the written request of an Eligible Employee, a copy of the trust agreement shall be made available for his inspection.

(c)	The Committee may, from time to time, remove the Trustee or any successor Trustee at any time and any such Trustee or any successor Trustee may resign. The Committee shall, upon removal or resignation of a Trustee, appoint a successor Trustee.

(d)	The Trustee’s accounts, books, and records relating to the Trust may be audited annually by auditors selected by the Committee.

(e)	Brokerage fees, asset management fees, investment management fees and other direct costs of investment and taxes (including interest and penalties) shall be paid by the Trustee out of the funds of the Trust to which such costs are attributable, unless paid by the Corporation in its discretion.
6.2	Establishment of Investment Funds. The Trust shall consist of the K-C Stock Fund and such other Funds as have been established by the Named Fiduciary. The Named Fiduciary may, from time to time, in its discretion, establish additional funds or terminate any Fund. The Funds may include, but shall not be limited to, funds managed by the Trustee, by an insurance company, or by an investment company regulated under the Investment Company Act of 1940.

6.3	Fund Investments. Any of the Funds referred to in Section 6.2 above may, in whole or in part, be invested in any common, collective, or commingled trust fund maintained by the Trustee or another financial institution, which is invested principally in property of the kind specified for that particular investment Fund or for the temporary investment of assets, and which is maintained for the investment of the assets of plans and trusts which are qualified under the provisions of Section 401(a) of the Code and exempt from Federal taxation under the provisions of Section 501(a) of the Code, and during such period of time as an investment through any such medium exists the declaration of trust of such trust shall constitute a part of the applicable Trust Agreement.

6.4	Reinvestment of Income. All interest, dividends, and other income, as well as cash received from the sale or exchange of securities or other property, produced by each of the Funds or any losses incurred by each of the Funds, shall be reinvested in or deducted from the same Fund which produced such proceeds, interest, dividends other income or losses.

6.5	Plan Expenses. The expenses of administering the Plan, including Trustee’s fees, shall be paid from the Trust and allocated among the Retirement Accounts of the Participants and Terminated Participants except (i) no Trustee, recordkeeping or administrative expenses of the Plan shall be attributable to the Self-Directed Brokerage Account, and (ii) to the extent that the Corporation, in its sole discretion, has determined that the Employer shall pay any such expenses. The transfer taxes, brokerage fees and other expenses in connection with the purchase, sale or distribution of Corporation Stock shall be paid by the Trust, and shall be deemed part of the cost of such Corporation Stock, or deducted in computing the sale proceeds therefrom, as the case may be except to the extent that the Corporation, in its sole discretion, determines that such taxes, fees or expenses (other than transfer taxes on distribution) shall be paid by the Employer.

ARTICLE VII
INVESTMENT DIRECTIONS
7.1	Investment of Contributions. Each Eligible Employee upon becoming a Participant shall, upon Timely Notice, direct that his Retirement Contributions be paid into and invested in any one or more of the Core Investment Funds in such percentages as the Participant may direct; provided, however, that such percentage investment in any Investment Fund shall be in multiples of one percent (1%) of his Retirement Contributions. In the event the Participant does not elect the manner in which his Retirement Contributions are to be invested, the Trustee shall invest such contributions which first commenced prior to June 27, 2007 in the Money Market Fund, and contributions which first commenced after June 26, 2007 in the Target Date Funds until such time as the Participant elects the manner in which his Retirement Contributions are to be invested.

7.2	Investment Election. The percentage investment of a Participant’s future Retirement Contributions to be paid into and invested in any one or more of the Core Investment Funds may be changed upon Timely Notice; provided, however, that such percentage investment in any Investment Fund shall be in multiples of one percent (1%) of the Retirement Contributions.

A Participant may not allocate initial Retirement Contributions to the K-C Stock Fund, except as a transfer or reallocation under Section 7.3.

7.3	Reallocations. A Participant may, by making a request in the manner, and subject to any restrictions, prescribed by the Committee, direct that any portion, in multiples of one percent (1%), of his interest in any one or more of the Investment Funds be reallocated to any one or more of the other Investment Funds; provided, however, that (i) the minimum amount which may be reallocated to the Self-Directed Brokerage Account is $1,000 per transaction and (ii) a Participant must retain $500 as of the date of the reallocation in any combination of the Core Investment Funds.

7.4	Fund Transfers: A Participant may, by making a request in the manner, and subject to any restrictions, prescribed by the Committee, direct that any portion, either in multiples of one percent (1%) or in a dollar amount, of his interest in any one or more of the Investment Funds be transferred to any one or more of the other Investment Funds; provided, however, that (i) the minimum amount which may be transferred to the Self-Directed Brokerage Account is $1,000 per transaction and (ii) a Participant must retain $500 as of the date of the transfer in any combination of the Core Investment Funds.

7.5	Effective Date of Investment Changes. Any request made pursuant to the provisions of Sections 7.1 through 7.4 above may be made upon Timely Notice and, subject to any restrictions prescribed by the Committee, shall take effect as soon as practicable after such request is received.

7.6	Valuation. Any reallocation or transfer made pursuant to the provisions of Section 7.3 or 7.4 shall be based upon the value of the Participant’s interest in any Investment Fund on the Valuation Date on which such transaction takes effect, subject to any restrictions prescribed by the Committee.

7.7	Voting of Corporation Stock. A Participant (or in the event of his death, his Beneficiary) may direct the voting at each annual meeting and at each special meeting of the stockholders of the Corporation of that number of whole shares attributable to the balances in his K-C Stock Fund Account as of the Valuation Date coincident with the record date for such meeting. Each such Participant (or Beneficiary) will be provided with copies of pertinent proxy solicitation material together with a request for his confidential instructions as to how such shares are to be voted. The Committee shall direct the Trustee to vote such shares in accordance with such instructions and shall also direct the Trustee how to vote any shares of Corporation Stock at any meeting for which it has not received, or is not subject to receiving, such voting instructions. Notwithstanding the foregoing, a Participant’s (or Beneficiary’s) voting instructions shall apply to the balances in his K-C Stock Fund Accounts for all plans maintained by an Employer in which he participates.

7.8	Tender Offers. A Participant (or in the event of his death, his Beneficiary) may direct the Trustee in writing how to respond to a tender or exchange offer for any or all whole shares of Corporation Stock held by the Trustee and attributable to the balances in the K-C Stock Fund Account as of the Valuation Date coincident with such offer. The Committee shall notify each Participant (or Beneficiary) and exert its best efforts to timely distribute or cause to be distributed to him such information as will be distributed to stockholders of the Corporation in connection with any such tender or exchange offer. Upon receipt of such instructions, the Trustee shall tender such shares of Corporation Stock as and to the extent so instructed. If the Trustee shall not receive instructions from a Participant (or Beneficiary) regarding any such tender or exchange offer for such shares of Corporation Stock (or shall receive instructions not to tender or exchange such shares), the Trustee shall have no discretion in such matter and shall take no action with respect thereto. With respect to shares of Corporation Stock in the K-C Stock Fund for which the Trustee is not subject to receiving such instructions, however, the Trustee shall tender such shares in the same ratio as the number of shares for which it receives instructions to tender bears to the total number of shares for which it is subject to receiving instructions, and shall have no discretion in such matter and shall take no action with respect thereto other than as specifically provided in this sentence. Notwithstanding the foregoing, a Participant’s (or Beneficiary’s) voting instructions shall apply to the balances in his K-C Stock Fund Accounts for all plans maintained by an Employer in which he participates.

7.9	Stock Rights, Stock Splits and Stock Dividends. A Participant shall have no right of request, direction or demand upon the Committee or the Trustee to exercise in his behalf rights to purchase shares of Corporation Stock or other securities of the Corporation. The Trustee, at the direction of the Committee, shall exercise or sell any rights to purchase shares of Corporation Stock appertaining to shares of such stock held by the Trustee and shall sell at the direction of the Committee any rights to purchase other securities of the Corporation appertaining to shares of Corporation Stock held by the Trustee. The Retirement Accounts of Participants shall be appropriately credited. Shares of Corporation Stock received by the Trustee by reason of a stock split or stock dividend shall be appropriately allocated to the Retirement Accounts of Participants.

ARTICLE VIII
VESTING
8.1	Three Years of Service. A Participant’s interest in his Retirement Account shall be fully vested upon the Participant’s completion of three Years of Service if the Participant has one or more Hours of Service on or after January 1, 2007; provided, however, that a Participant who was employed by Scott Paper Company on December 12, 1995 shall be fully vested in his Retirement Account.

8.2	Other Vesting Events. Notwithstanding the above, each Participant’s interest in his Retirement Contributions (and any earnings thereon) made on his behalf shall be vested in such Participant in whole, upon
(a)	his attainment of Normal Retirement Age or upon termination of employment due to his death; or

(b)	the termination or partial termination of the Plan, or the complete discontinuance of all Retirement Contributions under the Plan (provided, however, that such discontinuance or partial termination relates to such Participant).
8.3	Forfeitures and Restorations. If a Participant incurs a Severance from Service Date other than by reason of an event described in Section 8.2 above, his interest in unvested Retirement Contributions and any earnings thereon shall be forfeited for the Plan Years in which (a) the Participant incurs five consecutive One-Year Periods of Severance or (b) if earlier, the Participant receives a distribution of his entire vested interest in his Retirement Account. A Participant who is not vested on his Severance from Service Date shall be deemed to receive a distribution of zero dollars ($0) on such date. If a Participant who incurs a forfeiture on account of his incurring a Severance from Service Date is re-employed by the Employer prior to incurring five consecutive One-Year Periods of Severance, he or she shall have restored to his Retirement Account the amount forfeited in accordance with the above. Such restored amount shall be invested according to the Participant’s elections then in effect under Section 7.2. The Committee shall maintain, or cause to be maintained, a record of the amounts required to be restored hereunder, and the Employer shall pay such amounts within thirty (30) days of such notice either from current forfeitures or from an additional contribution by the Employer. Any forfeiture not restored to a Participant’s Retirement Account shall be applied to reduce future Retirement Contributions under the Plan.

8.4	Coosa Benefit. Notwithstanding any other provision of the Plan, if a Participant’s employment with an Employer is terminated, he shall be fully vested in his Retirement Account and shall be entitled to receive a distribution of the entire amount then in his Retirement Account in accordance with Article IX if such Participant meets all of the following conditions:
(a)	immediately prior to his termination of employment he must have been (i) an Employee of Coosa Pines Golf Club Inc., or (ii) an Employee of an Employer located at Coosa Pines, Alabama; and

(b)	such termination of employment must be involuntary on the part of the Participant and be caused solely by the elimination of his job function from his Employer due to the sale of the assets of the Coosa pulp and newsprint mill facility and woodlands under the Assets Purchase Agreement entered into between the Corporation and Alliance Forest Products, Inc. dated as of February 14, 1997, and such termination of employment must occur on or within 30 days after the Closing Date of such Assets Purchase Agreement.
8.5	K-C Aviation Benefit. Notwithstanding any other provision of the Plan, a Participant shall be fully vested in his Accounts as of the date on which he ceases to be an Eligible Employee under the Plan, if such Participant meets all of the following conditions:
(a)	immediately prior to the Closing Date, as defined in the Agreement of Purchase and Sale dated as of July 23, 1998 by and between the Corporation and Gulfstream Aerospace Corporation (the “Agreement”), he must have been an Employee employed by the Corporation or K-C Aviation Inc.; and

(b)	as of the Closing Date, as defined in the Agreement, he must have ceased to be an Eligible Employee solely on account of the sale of the stock of K-C Aviation Inc. pursuant to the Agreement, and he must either (i) be employed by the Buyer, as defined in the Agreement, immediately after he ceases to be an Eligible Employee hereunder, or (ii) have been on a long-term disability leave of absence from K-C Aviation Inc. as of the Closing Date, as defined in the Agreement.
8.6	Southeast Timberlands Benefit. Notwithstanding any other provision of the Plan, if a Participant’s employment with an Employer is terminated, he shall be fully vested in his Retirement Account and shall be entitled to receive a distribution of the entire amount then in his Retirement Account in accordance with Article IX if such Participant meets all of the following conditions:
(a)	immediately prior to his termination of employment he must have been (i) an Employee employed with respect to the Southeast Timberlands operations; and

(b)	such termination of employment must be involuntary on the part of the Participant and be caused solely by the elimination of his job function from his Employer due to the closure or sale of all or a portion of the assets of the Southeast Timberlands, and such termination of employment must occur on or after May 1, 1999.
8.7	Mobile Pulp Mill Benefit. Notwithstanding any other provision of the Plan, if a Participant’s employment with an Employer is terminated, he shall be fully vested in his Retirement Account and shall be entitled to receive a distribution of the entire amount then in his Retirement Account in accordance with Article IX if such Participant meets all of the following conditions:
(a)	immediately prior to his termination of employment he must have been (i) an Employee employed at the Mobile Pulp Mill; and

(b)	such termination of employment must be involuntary on the part of the Participant and be caused solely by the elimination of his job function from his Employer due to the shutdown of the Mobile Pulp Mill, and such termination of employment must occur during August or September 1999.
8.8	Durafab-Cleburne Benefit. Notwithstanding any other provision of the Plan, if a Participant’s employment with an Employer is terminated, he shall be fully vested in his Retirement Account and shall be entitled to receive a distribution of the entire amount then in his Retirement Account in accordance with Article IX if such Participant meets all of the following conditions:
(a)	immediately prior to his termination of employment he must have been (i) an Employee employed at the K-C Apparel Plant of Durafab, Inc. in Cleburne, Texas; and

(b)	such termination of employment must be involuntary on the part of the Participant and be caused solely by the elimination of his job function from his Employer due to the closure of the K-C Apparel Plant of Durafab, Inc. in Cleburne, Texas, and such termination of employment must occur on or after February 1, 2000.
8.9	East Ryegate Mill Benefit. Notwithstanding any other provision of the Plan, if a Participant’s employment with an Employer is terminated, he shall be fully vested in his Retirement Account and shall be entitled to receive a distribution of the entire amount then in his Retirement Account in accordance with Article IX if such Participant meets all of the following conditions:
(a)	immediately prior to his termination of employment he must have been (i) an Employee employed at the East Ryegate Mill; and

(b)	such termination of employment must be involuntary on the part of the Participant and be caused solely by the elimination of his job function from his Employer due to the shutdown of the East Ryegate Mill.
8.10	Kimberly-Clark Printing Technology Benefit. Notwithstanding any other provision of the Plan, if a Participant’s employment with an Employer is terminated, he shall be fully vested in his Retirement Account and shall be entitled to receive a distribution of the entire amount then in his Retirement Account in accordance with Article IX if such Participant meets all of the following conditions:
(a)	immediately prior to his termination of employment he must have been (i) an Employee of Kimberly-Clark Printing Technology, Inc.; and

(b)	such termination of employment must be involuntary on the part of the Participant and be caused solely by the sale of Kimberly-Clark Printing Technology, Inc. to Sensient Technologies Corp.

ARTICLE IX
DISTRIBUTIONS AND WITHDRAWALS
9.1	Optional Forms of Distribution. A Terminated Participant may, upon Timely Notice elect any one of the following optional forms of distribution:
(a)	All Cash Distribution. An “All Cash Distribution” of a Participant’s Retirement Account means a single distribution consisting of the cash equivalent of the Current Market Value on the Valuation Date of the Participant’s vested percentage of his Retirement Account.
(b)	Stock and Cash Distribution. A “Stock and Cash Distribution” of a Participant’s Retirement Account means one distribution consisting of:
(i)	the cash equivalent of the Current Market Value of the Participant’s vested percentage of his Retirement Account, except his interest in the K-C Stock Fund, and

(ii)	full shares of Corporation Stock attributable to the Participant’s vested percentage interest in the K-C Stock Fund, together with the cash equivalent of the Current Market Value of fractional shares of such Corporation Stock.
9.2	Lump Sum and Partial Distributions. A Lump Sum Distribution or a Partial Distribution may be elected by any Participant in the form of an All Cash Distribution or a Stock and Cash Distribution. Notwithstanding any other provision of the Plan, no distribution shall be made directly from the Self-Directed Brokerage Account. A distribution of funds allocated to the Self-Directed Brokerage Account must first be transferred or reallocated to the Participant’s or Beneficiary’s Accounts in one or more of the Core Investment Funds.

9.3	Distribution by Reason of Death.
(a)	A Participant may designate a Beneficiary or Beneficiaries to receive the amount in the Participant’s Retirement Account in case of his death, or to receive any balance due to the Participant at the time of his death under Section 9.1(c) above. If a Participant’s participation terminates by reason of his death, his Beneficiary shall be entitled to receive distribution in full of the total amount in his Retirement Account. Such distribution shall be in the form of a lump sum payment in cash of the total amount in the Participant’s Retirement Account, or at the election of the Beneficiary and in the manner prescribed by the Committee, such distribution may be made in one of the forms specified in Section 9.1 above.

(b)	In case of the Participant’s death, the amount in the Participant’s Retirement Account shall be distributed in accordance with the Plan to the designated Beneficiary or Beneficiaries. If a married Participant designates a Beneficiary or Beneficiaries other than his surviving spouse at the time of such designation, such designation shall not be effective (and the Participant’s spouse shall be the Beneficiary) unless:
(ii)	the spouse consents in writing to such designation;

(ii)	the spouse’s consent acknowledges the effect of such designation, which consent shall be irrevocable; and

(iii)	the spouse executes the consent in the presence of either a Plan representative designated by the Committee or a notary public.
(c)	Notwithstanding the foregoing, such consent shall not be required if the Participant establishes to the satisfaction of the Committee that such consent cannot be obtained because (i) there is no spouse; (ii) the spouse cannot be located after reasonable efforts have been made; or (iii) other circumstances exist to excuse spousal consent under applicable regulations. Each Beneficiary designation made by a Participant shall at all times satisfy the requirements of this Section 9.2; if at any time such designation shall fail to satisfy the requirements of this Section 9.2, such designation shall thereupon be deemed null and void. A Participant may designate a different Beneficiary provided he or she complies with the spousal consent requirements described above. If the Participant fails to designate a Beneficiary in accordance with the provisions of this Section 9.2, or if the designated Beneficiary predeceases the Participant, the total amount in his Retirement Account shall be distributed to the Participant’s estate in the form of an All Cash Distribution as soon as practicable after the Participant’s death.
9.4	Distribution Upon Termination of Employment for Reasons Other than Death. A Participant who is entitled to receive a distribution of his Retirement Account due to the termination of his employment for any reason except death, may on Timely Notice elect to receive such distribution in the form of an All Cash Distribution or Stock and Cash Distribution, at any time; provided, however, that no termination of employment will be deemed to have occurred in any instance where the person involved remains in Service or is re-employed by an Employer prior to receiving a distribution of his Retirement Account; provided, further, that the distribution provisions of this Article IX shall not apply for a Participant or Terminated Participant whose qualified domestic relations order is pending approval by the Plan Administrator.

9.5	Small Distributions. Anything to the contrary herein notwithstanding, if a Participant’s Retirement Account does not exceed $1,000 as provided under Code section 411(a)(11), the Committee shall direct the distribution of the Participant’s Retirement Account as an All Cash Distribution or Stock and Cash Distribution, as elected by the Participant or his Beneficiary, following the Participant’s Severance from Service Date; provided, however, that if no election is made within three months after the Participant’s Severance from Service Date, such distribution shall be in the form of an All Cash Distribution.

Also if a Participant’s Retirement Account does not exceed $1,000 as provided under Code section 411(a)(11) on March 28, 2005, the Committee shall direct the distribution of the Participant’s Retirement Account as an All Cash Distribution or Stock and Cash

Distribution, as elected by the Participant or his Beneficiary, following March 28, 2005; provided, however, that if no election is made within three months after March 28, 2005, such distribution shall be in the form of an All Cash Distribution.
9.6	Consent Required. In the case of a Terminated Participant whose vested Retirement Account balance exceeds one thousand dollars ($1,000), no distribution shall be made (or commence) without the consent of the Terminated Participant. If the Terminated Participant does not so consent, then distribution will be deferred until the earlier of when a Terminated Participant consents to such distribution, or until the Participant attains age 65.

9.7	Evidence of Right to Receive Benefit: The Plan Administrator may require proper proof of death, paternity, maternity, and such evidence of the right of any person to receive a distribution payable as a result of the death of a Participant as the Plan Administrator may deem desirable. The Plan Administrator’s determination of death, paternity, maternity and the right of any person to receive payment shall be conclusive.

9.8	Required Distributions.
(a)	General Rules: Notwithstanding any provision of the Plan to the contrary, a Participant’s Retirement Account shall be distributed on:
(i)	the 60th day after the latest of:
(A)	the close of the Plan Year in which the Participant attains age 65,

(B)	the close of the Plan Year which includes the date 10 years after the date the Participant first commenced participating in the Plan, or

(C)	the close of the Plan Year in which the Participant terminated employment with his Employer.
unless the Participant defers his election to a later date, which can be no later than the date specified in 9.8(a)(ii) below. This date shall be the Required Beginning Date:
(ii)	With respect to a Participant other than a Participant who is a five percent owner as defined in Code section 401(a)(9), April 1 of the calendar year following the later of
(A)	the calendar year in which the Participant attains age 70-1/2, or

(B)	the calendar year in which the Participant retires or terminates employment.
With respect to a Participant who is a five percent owner as defined in Code section 401(a)(9), April 1 of the calendar year following the year in which the Participant attains age 70-1/2.

(iii)	The Plan will apply the minimum distribution requirements of Code section 401(a)(9) in accordance with the final and temporary regulations under Code section 401(a)(9) that were issued on April 17, 2002.
(b)	Death of Participant Before Distributions Begin: The Retirement Account of a Participant shall be distributed to a Beneficiary:
(i)	who is the surviving spouse and Participant’s sole beneficiary, commencing on or before December 31 of the later of:
(A)	the calendar year in which the Participant would have attained age 70-1/2 (only applicable if a Participant dies prior to the Required Beginning Date as determined in subsection 9.8(a)(ii)), or

(B)	the calendar year following the year of the Participant’s death, or

(C)	such other period specified under the requirements of Code section 401(a)(9) and the regulations thereunder.
(ii)	who is not the surviving spouse, commencing on or before December 31 of:
(A)	the calendar year following the year of the Participant’s death, or

(B)	such other period specified under the requirements of Code section 401(a)(9) and the regulations thereunder.
(iii)	If the Participant has no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, and the Participant dies prior to the Required Beginning Date as determined in subsection 9.8(a)(ii), distribution of the Accounts of the Participant must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)	If the Participant’s surviving spouse is the Participant’s sole Beneficiary, and the surviving spouse dies after the Participant, but before distributions to the surviving spouse begin, subsections 9.8(b)(ii) and 9.8(b)(iii) will apply as if the surviving spouse were the Participant.
For purposes of this subsection 9.8(b), subsection 9.8(d) and subsection 9.8(e), unless subsection 9.8(b)(iv) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If subsection 9.8(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subsection 9.8(b)(i).
Forms of Distribution. Unless the Participant’s interest is distributed in a single sum on or before the Required Beginning Date, as of the first distribution calendar year, distributions will be made in accordance with subsections 9.8(c), 9.8(d) and 9.8(e).

(c)	Required Minimum Distributions During Participant’s Lifetime: During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year shall be the lesser of:
(i)	the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year, or

(ii)	if the Participant’s sole Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the regulations, using the Participant’s and spouse’s attained as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.
Required minimum distributions will be determined under this subsection 9.8(c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
(d)	Required Minimum Distributions After Participant’s Death: If the Participant dies on or after the date distributions begin and there is a Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining Life Expectancy of the Participant’s or the remaining Life Expectancy of the Participant’s Beneficiary, determined as follows:
(i)	The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	If the Participant’s surviving spouse is the Participant’s sole Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent year.

(iii)	If the Participant’s surviving spouse is not the Participant’s sole Beneficiary, the Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(iv)	If the Participant dies on or after the date distributions begin and there is no Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each

Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(e)	Death Before Distributions Begin:
(i)	If the Participant dies before the date distributions begin and there is a Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining Life Expectancy of the Participant’s Beneficiary, determined as provided in subsection 9.8(d).

(i)	If the Participant dies before the date distributions begin and there is no Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(ii)	If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under subsection 9.8(b)(i), this subsection 9.8(e) will apply as if the surviving spouse were the Participant .
(f)	All distributions from the Plan shall be made in accordance with the requirements of Code section 401(a)(9), including Code section 401(a)(9)(G), and the regulations and the Internal Revenue Service rulings and other interpretations issued thereunder. The provisions of Section 9.8 override any distribution options in the Plan inconsistent with Code section 401(a)(9). Notwithstanding the other provisions of Section 9.8, distributions may be made under a designation made before January 1, 1984, in accordance with Sec. 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Sec. 242(b)(2) of TEFRA.

(g)	The Committee may, in its discretion, establish procedures for making such required distributions consistent with the provisions hereof.
9.9	Direct Rollovers. In the event any payment or payments to be made to a Terminated Participant, a Beneficiary who is the surviving spouse of a Participant or Terminated Participant, an Alternate Payee who is the former spouse of a Participant or Terminated Participant, or a designated Beneficiary described in Section 401(a)(9)(E) of the Code of a deceased Participant under the Plan would constitute an “eligible rollover distribution,” such distributee may request that such payment or payments be transferred directly from the Trust to the trustee of (a) an individual retirement account described in Section 408(a) of the Code, (b) an individual retirement annuity described in Section 408(b) of the Code (other than an endowment contract), (c) an annuity plan described in Section 403(a) of the Code, (d) a qualified trust described in Section 401(a) of the Code, (e) an annuity contract described in section 403(b) of the Code, or (f) an eligible plan under Section 457(b) of the Code which is maintained by an employer described in Section 457(e)(1)(A) of the Code and which agrees to separately account or amounts transferred into such plan from this Plan; provided, however, that clause (c) and (d) shall not apply to an eligible rollover distribution made to a designated Beneficiary who is not the surviving spouse of a Participant or Terminated Participant. Any such request shall be made in writing, on the form prescribed by the Committee for such purpose, at such time in advance as the Committee may specify.
For purposes of this Section 9.9, an eligible rollover distribution shall mean a distribution from the Plan, excluding (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) over the life (or life expectancy) of the individual, the lives (or life expectancies) of the individual and the individual’s designated Beneficiary, or a specified period of ten (10) or more years, (b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code, (c) any distribution to the extent such distribution is not included in gross income (determined without regard to the exclusion for net unrealized appreciation of Corporation Stock), and (d) any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code; it being understood that the Plan does not provide for such hardship distribution.
9.10	Withdrawals. No withdrawals may be made from a Participant’s Retirement Account. Notwithstanding the foregoing, a Terminated Participant may, by making a request in the manner prescribed by the Committee, withdraw all or any portion of the total value of the vested portion of his Retirement Account.

9.11	Unclaimed Benefits. During the time when a benefit hereunder is payable to any Terminated Participant or, if deceased, his Beneficiary, the Committee may mail by registered or certified mail to such Participant or Beneficiary, at his last known address, a written demand for his then address, or for satisfactory evidence of his continued life, or both. If such information is not furnished to the Committee within 12 months from the mailing of such demand, then the Committee may, under rules established by the Committee, in its sole discretion, declare such benefit, or any unpaid portion thereof, suspended, with the result that such unclaimed benefit shall be treated as a forfeiture for the Plan Year within which such 12-month period ends, but shall be subject to restoration through and Employer contribution if the lost Participant or such Beneficiary later files a claim for such benefits.

ARTICLE X
BENEFITS ADMINISTRATION COMMITTEE
10.1	Membership. The Committee shall consist of at least three persons who shall be officers or directors of the Corporation or Eligible Employees. Members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Chief Human Resources Officer of the Corporation. The Chief Human Resources Officer shall appoint one of the members of the Committee to serve as chairman. If the Chief Human Resources Officer does not appoint a chairman, the Committee, in its discretion, may elect one of its members as chairman. The Committee shall not receive compensation for its services. Committee expenses shall be paid by the Corporation.

10.2	Powers. The Committee shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to determine the method of payment of any Accounts hereunder, to adopt rules relating to the giving of Timely Notice, and to perform such other duties as may from time to time be delegated to it by the Chief Human Resources Officer of the Corporation. The Committee may prescribe such forms and systems and adopt such rules and actuarial methods and tables as it deems advisable. It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, as it may deem necessary and appropriate.

10.3	Procedures. A majority of the Committee members shall constitute a quorum. The Committee may take any action upon a majority vote at any meeting at which a quorum is present, and may take any action without a meeting upon the unanimous written consent of all members. All action by the Committee shall be evidenced by a certificate signed by the chairman or by the secretary to the Committee. The Committee shall appoint a secretary to the Committee who need not be a member of the Committee, and all acts and determinations of the Committee shall be recorded by the secretary, or under his supervision. All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

10.4	Rules and Decisions. All rules and decisions of the Committee shall be uniformly and consistently applied to all Eligible Employees and Participants under this Plan in similar circumstances and shall be conclusive and binding upon all persons affected by them. The Committee shall have absolute discretion in carrying out its duties under the Plan.

10.5	Authorization of Payments. Subject to the provisions hereof, it shall be the duty of the Committee to furnish the Trustee with all facts and directions necessary or pertinent to the proper disbursement of the Trust funds.

10.6	Books and Records. The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of Retirement Contributions.

10.7	Perpetuation of the Committee. In the event that the Corporation shall for any reason cease to exist, then, unless the Plan is adopted and continued by a successor, the members of the Committee at that time shall remain in office until the final termination of the Trust, and any vacancies in the membership of the Committee caused by death, resignation, disability or other cause, shall be filled by the remaining member or members of the Committee.

10.8	Claim Procedure. The Committee shall establish a procedure for handling all claims by all persons. In the event any claim is denied, the Committee shall provide a written explanation to the person stating the reasons for denial.

10.9	Allocation or Reallocation of Fiduciary Responsibilities. The Named Fiduciary may allocate powers and responsibilities not specifically allocated by the Plan, or reallocate powers and responsibilities specifically allocated by the Plan, to designated persons, partnerships or corporations other than the Committee, and the members of the Committee may allocate their responsibilities under the Plan among themselves. Any such allocation, reallocation, or designation shall be in writing and shall be filed with and retained by the secretary of the Committee with the records of the Committee. Notwithstanding the foregoing, no reallocation of the responsibilities provided in the Trust to manage or control the Trust assets shall be made other than by an amendment to the Trust.

10.10	Plan Administrator. The Corporation shall be the Plan Administrator as described in ERISA.

10.11	Service of Process. The Corporation shall be the designated recipient of service of process with respect to legal actions regarding the Plan.

ARTICLE XI
AMENDMENT AND TERMINATION
11.1	Amendment and Termination. While it is intended that the Plan shall continue in effect indefinitely, the Board may from time to time modify, alter or amend the Plan or the Trust, and may at any time order the temporary suspension or complete discontinuance of Retirement Contributions or may terminate the Plan, provided, however, that
(a)	no such action shall make it possible for any part of the Trust assets (except such part as is used for the payment of expenses) to be used for or diverted to any purpose other than for the exclusive benefit of Participants or their Beneficiaries;

(b)	no such action shall adversely affect the rights or interests of Participants theretofore vested under the Plan; and

(c)	in the event of termination of the Plan or complete discontinuance of Retirement Contributions hereunder, all rights and interests of Participants not theretofore vested shall become vested as of the date of such termination or complete discontinuance.
Any action permitted to be taken by the Board under the foregoing provision regarding the modification, alteration or amendment of the Plan or the Trust may be taken by the Chief Human Resources Officer of the Corporation, using its prescribed procedures, if such action
(a)	is required by law,

(b)	is estimated not to increase the annual cost of the Plan by more than $5,000,000, or

(c)	is estimated not to increase the annual cost of the Plan by more than $25,000,000, provided such action is approved and duly executed by the Chief Executive Officer of the Corporation.
Any action taken by the Board or Chief Human Resources Officer shall be made by or pursuant to a resolution duly adopted by the Board or Chief Human Resources Officer and shall be evidenced by such resolution or by a written instrument executed by such persons as the Board or Chief Human Resources Officer shall authorize for such purpose.

The Chief Human Resources Officer shall report to the Chief Executive Officer of the Corporation before January 31 of each year all action taken by it hereunder during the preceding calendar year.

However, nothing herein shall be construed to prevent any modification, alteration or amendment of the Plan or of the Trust which is required in order to comply with any law relating to the establishment or maintenance of the Plan and Trust, including but not limited to the establishment and maintenance of the Plan or Trust as a qualified employee plan or trust under the Code, even though such modification, alteration, or amendment is made retroactively or adversely affects the rights or interests of a Participant under the Plan.

ARTICLE XII
MISCELLANEOUS
12.1	Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to be continued in the employment of his Employer, or as a limitation of the right of an Employer to discharge any Participant with or without cause.

12.2	Rights to Trust Assets. No Participant or any other person shall have any right to, or interest in, any part of the Trust assets upon termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the amounts due and payable to such person out of the assets of the Trust. All payments as provided for in this Plan shall be made solely out of the assets of the Trust and neither the Employers, the Trustee, nor any member of the Committee or the Named Fiduciary shall be liable therefor in any manner.

The Employers shall have no beneficial interest of any nature whatsoever in any Employer Contributions after the same have been received by the Trustee, or in the assets, income or profits of the Trust, or any part thereof, except to the extent that forfeitures as provided in the Plan shall be applied to reduce the Employer Contributions.

12.3	Disclaimer of Liability. Neither the Trustee, the Employers, nor any member of the Committee or the Named Fiduciary shall be held or deemed in any manner to guarantee the funds of the Trust against loss or depreciation.

12.4	Non-Recommendation of Investment. The availability of any security hereunder shall not be construed as a recommendation to invest in such security. The decision as to the choice of investment of Retirement Contributions must be made solely by each Participant, and no officer or employee of the Corporation or the Trustee is authorized to make any recommendation to any Participant concerning the allocation of Retirement Contributions hereunder.

12.5	Indemnification of Committee. The Employers shall indemnify the Committee and the Named Fiduciary and each member thereof and hold them harmless from the consequences of their acts or conduct in their official capacity, including payment for all reasonable legal expenses and court costs, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith.

12.6	Non-Alienation. Except as otherwise provided herein, no right or interest of any Participant or Beneficiary in the Plan and the Trust shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

12.7	Facility of Payment. If the Committee has notice that a Participant entitled to a distribution hereunder, or his Beneficiary, is incapable of caring for his own affairs,

because of illness or otherwise, the Committee may direct that any distribution from such Participant’s Retirement Account may be made, in such shares as the Committee shall determine, to the spouse, child, parent or other blood relative of such Participant, or his Beneficiary, or any of them, or to such other person or persons as the Committee may determine, until such date as the Committee shall determine that such incapacity no longer exists. The Committee shall be under no obligation to see to the proper application of the distributions so made to such person or persons, and any such distribution shall be a complete discharge of any liability under the Plan to such Participant, or his Beneficiary, to the extent of such distribution.
12.8	Action by a Committee of the Board. Any action which is required or permitted to be taken by the Board under the Plan may be taken by the Compensation Committee of the Board or any other duly authorized committee of the Board designated under the By-Laws of the Corporation.

12.9	Qualified Domestic Relations Orders. Anything in this Plan to the contrary notwithstanding:
(a)	Alternate Payee’s Account. An alternate payee under a domestic relations order determined by the Corporation to be a qualified domestic relations order (as defined in Code section 414(p)) shall have established and maintained for him a separate Retirement Account similar to the Retirement Account of the Participant specified in the qualified domestic relations order. The alternate payee’s Retirement Accounts shall be credited with his interest in such Participant’s Retirement Accounts, as determined under the qualified domestic relations order. Notwithstanding the foregoing, if the amount allocated to the alternate payee exceeds the amount available in the Participant’s Core Investment Fund Accounts, the Participant shall be required to transfer the remainder from the Self-Directed Brokerage Account into one or more of the Core Investment Funds prior to the date the funds are transferred to the alternate payee’s separate Accounts.

(b)	Investment of Alternate Payee’s Account. Unless a Qualified Domestic Relations Order provides to the contrary, an Alternate Payee shall have the right to direct the investment of any portion of a Participant’s Retirement Account payable to the Alternate Payee under such order in the same manner as provided in this Article VII with respect to a Participant, which amounts shall be separately accounted for by the Trustee in the Alternate Payee’s name.

(c)	Alternate Payee’s Beneficiary. Except to the extent otherwise provided by the Qualified Domestic Relations Order relating to an Alternate Payee:
(i)	the Alternate Payee may designate on Timely Notice a beneficiary, and

(ii)	the beneficiary of the Alternate Payee shall be accorded under the Plan all the rights and privileges of the Beneficiary of a Participant in the same manner as provided in Section 9.1 (except that no spousal consent shall be required). If the Alternate Payee does not designate a Beneficiary, or if the Beneficiary predeceases the Alternate Payee, benefits payable to the Alternate Payee which have not been distributed shall be paid to the Alternate Payee’s estate.

(d)	Distribution to Alternate Payee. An alternate payee shall be entitled to receive a distribution from the Plan in accordance with the Qualified Domestic Relations Order relating to the Alternate Payee. Such distribution may be made only in a method provided in Article IX and shall include only such amounts as have become vested; provided, however, that if a Qualified Domestic Relations Order so provides, a distribution of the total vested amount awarded to the Alternate Payee may be made to the Alternate Payee before the date that the Participant specified in the Qualified Domestic Relations Order attains his earliest retirement age (as defined in Code section 414(p)(4)(B)).

(e)	Vesting of Alternate Payee’s Account. In the event that the Qualified Domestic Relations Order provides for all or part of the non-vested portion of the Participant’s Retirement Account to be credited to the account of the Alternate Payee, such amounts shall vest and/or be forfeited at the same time and in the same manner as the Retirement Account of the Participant specified in the Qualified Domestic Relations Order; provided, however, that no forfeiture shall result to the account of the Alternate Payee due to any distribution to or withdrawal by the Participant from his Retirement Account or any distribution to or withdrawal by the Alternate Payee from the vested portion of the account of the Alternate Payee.
12.10.	Compensation Limit. In addition to other applicable limitations which may be set forth in the Plan and notwithstanding any other contrary provision of the Plan, compensation taken into account under the Plan shall not exceed $200,000, adjusted for changes in the cost of living as provided in Code sections 401(a)(17)(B) and 415(d).

ARTICLE XIII
MERGER
No merger or consolidation with or transfer of any assets or liabilities to any other plan shall be made unless, upon completion thereof, the value of each Participant’s Retirement Account shall immediately after said merger, consolidation, or transfer be equal to or greater than the value of the Participant’s Retirement Account immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

ARTICLE XIV
TOP-HEAVY REQUIREMENTS
14.1	Top-Heavy Requirements. Notwithstanding any other provisions of this Plan, the following rules shall apply for any Plan Year if as of the last day of the preceding Plan Year or, in the case of the first Plan Year, the last day of such Plan Year, based on valuations as of such date, the sum of the present value of accrued benefits and Accounts of “key employees” (within the meaning of Code section 416) exceeds 60% of a similar sum for all employees under (i) each plan of the Employer or any Affiliated Employer in which a “key employee” participates, (ii) each other plan of the Employer or any Affiliated Employer which enables any such plan to meet the requirements of Code section 401(a)(4) or 410 and (iii) each other plan of the Employer or any Affiliated Employer which, if aggregated with the plan described in (i) and (ii), would not cause any such plan described in this clause (iii) to fail to satisfy the requirements of Code Sections 401(a)(4) or 410. A Plan Year during which such rules apply shall be known as a “Top-Heavy Plan Year.”
(a)	Vesting. A Participant who is credited with an Hour of Service during the Top-Heavy Plan Year, or in any Plan Year after the Top-Heavy Plan Year, and who has completed at least three years of Service shall have a nonforfeitable right to 100% of his Retirement Account and no such amount may become forfeitable if the Plan later ceases to be Top-Heavy nor may such amount be forfeited under the provisions of Code sections 411(a)(3)(B) (relating to suspension of benefits upon reemployment) or 411(a)(3)(D) (relating to forfeitures upon withdrawal of mandatory contributions). If the Plan become Top-Heavy and later ceases to be Top-Heavy, this vesting schedule shall no longer apply and benefits which have not at such time vested under this schedule shall vest only in accordance with other provisions of this Plan, provided that any Participant with at least 3 years of Service shall be entitled to continue to utilize this schedule for vesting purposes by making an election at the time and in the manner specified by the Committee.

(b)	Required Contributions. Each Employer shall contribute on behalf of each employee eligible to participate in the Plan, the lesser of:
     (i) 3% of such employee’s compensation (within the meaning of Code section 415); or
     (ii) the percentage of such employee’s compensation (within the meaning of Code section 415) which is equal to the percentage at which contributions were made for that Plan Year on behalf of the “key employee” for whom such percentage is the greatest for such Plan Year, as prescribed by Code section 416(c)(2)(B) and regulations thereunder.

     Any contribution made pursuant to this subsection 14.1(b) shall be allocated to the Retirement Account on behalf of the employee for whom such contribution is made.
(c)	Additional Limitations. The provisions of this Section 14.1 shall be interpreted in accordance with the provisions of Code section 416 and any regulations thereunder, which are hereby expressly incorporated by reference.
(d)	Coordination. In the event a top heavy minimum contribution or benefit is required under this Plan or a defined benefit plan of an Employer that covers a Participant, the top heavy minimum contribution or benefit, as appropriate, shall be provided in this Plan. In the event a top heavy minimum contribution is required under this Plan or another defined contribution plan of an Employer that covers a Participant, the top heavy minimum contribution shall be provided in this Plan.

APPENDIX A
LIST OF EMPLOYERS, PARTICIPATING UNITS
AND EFFECTIVE DATES OF PARTICIPATION

Employers	Participating Units	Effective Date

Avent, Inc.	All exempt salaried employees* All nonexempt salaried employees* All salaried employees* at former Tecnol, Inc. locations All hourly employees at Avent Ft. Worth	January 1, 1997 March 1, 2002 January 1, 2003 July 1, 2004

Ballard Medical Products	All salaried and hourly employees*	January 1, 2000

Kimberly-Clark Corporation	All salaried employees*	January 1, 1997

All hourly employees* at the Beech Island Mill, Berkeley Mill, and New Milford Mill.

	All hourly organized employees at the Kimtech Plant who are part of the Kimtech Machinists Unit or the Kimtech Machinery Installation Unit and who are represented by Lodge 1855 of the International Association of Machinists and Aerospace Workers, AFL-CIO*	September 1, 2000

	All salaried employees and hourly employees of the San Antonio Plant.*	January 1, 1997

	All hourly organized employees at the Mobile Operations who are represented by the United Steelworkers of America International Union (USW), Local Nos. 1421, 1575 and 1873, or the International Brotherhood of Electrical Workers, Local No. 2129*	January 1, 1998

	All hourly organized employees at the Marinette Mill who are represented by the United Steelworkers of America International Union (USW), Local No. 86	September 1, 2000

Kimberly-Clark Financial Services, Inc.	All salaried employees*	January 1, 1997

Kimberly-Clark Global Sales, LLC	All salaried employees*	August 1, 2002

Kimberly-Clark International Services Corporation	All salaried employees*	January 1, 1997

Kimberly-Clark Pennsylvania, LLC	All salaried employees *	January 1, 2003

Employers	Participating Units	Effective Date

	All hourly organized employees at the Chester Mill who are represented by the United Steelworkers of America International Union (USW), Local 2-448.*	January 1, 2003

Kimberly-Clark Services Inc.	All salaried employees*	April 1, 2007

Kimberly-Clark Worldwide, Inc.	All salaried employees*	January 1, 1997

	All hourly organized employees at the Fullerton Mill who are represented by the Association of Western Pulp and Paper Workers, Affiliated Local 672*	January 1, 1999

	All hourly organized employees at the Everett Mill who are represented by the Association of Western Pulp and Paper Workers, Local Nos. 183 and 644*	January 1, 2003

*	Including those on temporary assignment at other Employers or in other classifications, but excluding employees on temporary assignment